HIGHBURY FINANCIAL INC.
COMPLETES INITIAL PUBLIC OFFERING
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DENVER, COLORADO, January 31, 2006 - Highbury Financial Inc. (OTC Bulletin Board: HBRFU) (the “Company”) announced today that it has closed its initial public offering of 6,733,333 units. Each unit consists of one share of common stock and two warrants each exercisable for one share of common stock. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $40,399,998 to the Company. ThinkEquity Partners LLC and EarlyBirdCapital, Inc. acted as co-lead managing underwriters for the initial public offering. A copy of the prospectus may be obtained from ThinkEquity Partners LLC, 31 W 52nd Street, 17th Floor, New York, NY 10019.

The underwriters have also exercised their option to purchase an additional 1,010,000 units to cover over-allotments. The Company expects the closing of the over-allotment option to occur on February 3, 2006.

Audited financial statements as of January 31, 2006 reflecting receipt of the proceeds upon consummation of the initial public offering will be issued by the Company and included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Highbury Financial Inc. is a blank check company recently formed for the purpose of acquiring or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, one or more financial services businesses.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

All questions and inquiries for further information should be directed to Richard S. Foote, President and Chief Executive Officer of the Company. He can be reached via telephone at 212-688-2341.